UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report
 February 2, 2010
(Date of earliest event reported)

WOLVERINE TUBE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-12164	63-0970812
(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama  35801
(Address, including Zip Code, of Principal Executive Offices)

(256) 353-1310
Registrant’s Telephone Number, Including Area Code

Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 2, 2010, Wolverine Tube, Inc. (the “Company”) held its Annual Meeting of Stockholders.  At the annual meeting, the stockholders of the Company voted to reelect all members of the Board of Directors (the “Board”) to serve for a term expiring at the next annual meeting of stockholders, including Steven S. Elbaum, K. Mitchell Posner, John L. Duncan, William F. Evans, David M. Gilchrist, Keith A. Carter and Alan Kestenbaum.

Prior to the meeting, Mr. Brett Young, who had served as a member of the Board since February 2007 as a designee of Plainfield Asset Management LLC (“Plainfield”) pursuant to Plainfield’s right to designate certain members to the Board under a previously disclosed 2007 definitive investment agreement with the Company, resigned, and was replaced by Mr. Carter as a Plainfield designated director of the Board.

Mr. Carter currently serves as Senior Vice President of Plainfield Asset Management, LLC.  Prior to joining Plainfield in 2006, Mr. Carter was Vice President of Briscoe Capital Management, LLC, the investment sub-advisor to the Fairfield Briscoe Senior Capital Fund, a hedge fund affiliated with the Fairfield Greenwich Group, focused on non-investment grade leveraged loans to companies owned by financial sponsors.  From 2001 to 2005, Mr. Carter was an Associate at Heartland Industrial Partners, a private equity fund in Greenwich, CT specializing in industrial investments.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

WOLVERINE TUBE, INC.

February 8, 2010	By:	/s/ David A Owen
David A. Owen
Senior Vice President, Chief Financial Officer and Secretary